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                                                                    EXHIBIT 12.1

Hedstrom Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In Thousands, Except Ratio)




                                                                     FISCAL YEAR ENDED JULY 31,
                                                          -----------------------------------------------------
                                                            1992       1993        1994        1995       1996
Consolidated net income (loss)                            $    96    $(1,916)    $(2,961)    $   745   $ (8,116)
Loss from discontinued operations                         $     0    $     0     $ 3,180     $   585   $      0
Consolidated provision (benefit) for income taxes         $   257    $   103     $  (663)    $ 1,440   $ (3,857)
Fixed charges                                             $ 2,728    $ 2,982     $ 2,512     $ 4,573   $  5,896

TOTAL                                                     $ 3,081    $   (67)    $ 3,304     $ 7,343   $ (6,077)

FIXED CHARGES                                             $ 2,728    $ 2,512     $ 2,982     $ 4,573   $  5,896

interest on debt and capitalized leases                   $ 2,728    $ 2,512     $ 2,982     $ 4,573   $  5,896

TOTAL



RATIO  (DEFICIENCY) OF EARNINGS TO FIXED CHARGES(A)          1.1x    $(2,579)       1.1x        1.6x   $(11,973)

                                                                                    Proforma          Proforma
                                                             Five Months Ended     Year Ended     Six Months Ended
                                                                DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                                                          ---------------------  ---------------- -----------------
                                                             1995        1996          1996             1997
Consolidated net income (loss)                            $ (8,160)    $(4,771)      $   428          $   (26)
Loss from discontinued operations                         $      0     $     0       $     0
Consolidated provision (benefit) for income taxes         $ (4,488)    $(2,869)      $ 1,056          $   573
Fixed charges                                             $  1,773     $ 2,115       $28,493          $14,260

TOTAL                                                     $(10,875)    $(5,525)      $29,977          $14,807

FIXED CHARGES                                             $  1,773     $ 2,115       $28,493          $14,260

interest on debt and capitalized leases                   $  1,773     $ 2,115       $28,493          $14,260

TOTAL



RATIO  (DEFICIENCY) OF EARNINGS TO FIXED CHARGES(A)       $(12,648)    $(7,640)         1.1x              1.0x

(A) If the ratio is less than 1.0x, the deficiency is shown